Exhibit 10.1

September 5, 2017

Mr. Varun Laroyia
[Home address redacted]

Dear Varun,

I am delighted to offer you the position of Chief Financial Officer & Executive Vice President of LKQ Corporation (LKQ). In this position, you will report to me, your office will be located at LKQ’s corporate headquarters in Chicago, IL, and your anticipated start date will be on or about October 1, 2017. Please note that this offer is confidential and is subject to the approval of the LKQ Board of Directors. Details of this offer are as follows:

Base Salary: Your bi-weekly base salary will be $19,230.77 ($500,000 annually) less required state and federal tax withholding and any other deductions you authorize to be withheld from your pay.

Annual Bonus Plan: You will be a participant in the LKQ Management Incentive Plan (MIP) with a bonus opportunity of 35% at threshold, 50% at target, and 110% at maximum. Awards under this program are calculated as a percentage of your weighted-average base salary for the bonus year. Awards under this program are based on the earnings per share (EPS) goals established by the Compensation Committee each year, although the Committee has the discretion to use other metrics. Payments, if any, under this program are normally paid in the first quarter following the end of the bonus plan year. Notwithstanding the foregoing, all bonus awards are subject to the terms of the MIP, including but not limited to the right of LKQ to modify and/or terminate or replace this program at its discretion. For 2017, since you will be forfeiting your 2017 bonus with your current employer, in lieu of being eligible for a contingent award under the Company’s 2017 MIP, we will pay you a one-time bonus of $350,000, which will not be contingent on the achievement of goals and will be paid to you in March 2018 when other LKQ employees receive their 2017 bonus payment.

Long Term Incentive Plan: You will be a participant in the LKQ Corporation Long Term Incentive Plan (LTIP) with an earnings opportunity of 36% at threshold, 71% at target and 142% at maximum. Upon employment with the Company, you will participate in the Plan for the existing performance period January 1, 2017 through December 31, 2019. Payments, if any, under this Plan are in cash and are calculated based on the performance of LKQ measured by the growth of our earnings per share, revenue and return on equity from the base year (2016) to the final year of the performance period (2019). The amount of your performance award will be calculated using your base salary at the end of the performance period. Provided LKQ meets the goals established under the LTIP and you are an employee of LKQ at the end of the performance period, you will receive a payment in the first quarter of 2020 and such payment will be pro-rated to reflect the actual number of full months of your employment with the Company during the performance period. It is currently anticipated that the Compensation Committee will establish a new three-year performance period and related metrics under the LTIP each year. Notwithstanding the foregoing, all long term incentive awards are subject to the terms of the LTIP, including but not limited to the right of LKQ to modify and/or terminate or replace this program at its discretion.

Equity Program: As a senior executive of the Company, you will be eligible to participate in the LKQ Corporation 1998 Equity Incentive Plan (EIP) under which you will receive annual grants of equity awards, currently Restricted Stock Units (“RSUs”). Annual RSUs are typically issued in January each year. In January 2018, the nominal value of the RSUs issued to you will equal $1,177,000 and the actual number of RSUs issued will be equal to $1,177,000 divided by the volume weighted average price per share on the Nasdaq Global Select Market of the common stock of LKQ on the grant date. For future years, it is currently anticipated that the nominal value of RSUs issued will be generally consistent with past amounts for the CFO position and the exact number of RSUs will be determined pursuant to the terms of the EIP. Each RSU will convert into one share of LKQ common stock on the applicable vesting date. The vesting conditions for the RSU grants are at the discretion of the Compensation Committee. Recently the Committee has used the following two vesting conditions, each of which must be satisfied: (a) time-based vesting equal to 16.67%

Exhibit 10.1

of the total number of RSUs every six months; and (b) a performance-based condition of positive fully-diluted earnings per share of the Company (subject to adjustment for certain extraordinary items) for any of the first five fiscal years ending after the grant date. Notwithstanding the foregoing, all RSUs are subject to the terms of the EIP, including but not limited to the right of LKQ to modify and/or terminate or replace this program at its discretion.

Sign-On Incentive: Since you will be forfeiting your equity and long-term incentives with your current employer, you will receive an additional grant of RSUs under the EIP with a value equal to $1,900,000. The actual number of RSUs issued will be equal to $1,900,000 divided by the volume weighted average price per share on the Nasdaq Global Select Market of the common stock of LKQ on your first day of employment. These RSUs will vest with respect to (a) 13.33% of the total number of RSUs (rounded to the nearest whole number) on each of the following dates: (i) 1/16/18, (ii) 7/16/18, (iii) 1/14/19, (iv) 7/15/19, (v) 1/14/20, and (vi) 7/14/20; and (b) 5.0% of the total number of RSUs (rounded to the nearest whole number) on each of the following dates: (i) 1/14/21, (ii) 7/14/21, (iii) 1/14/22, and (iv) 7/14/22. This grant will be subject to the terms and conditions of the EIP; however, should you voluntarily leave the employment of the Company, all unvested amounts shall be forfeited. Should you be released from employment with the Company for reasons other than for “cause,” or if you die or become disabled (as defined in the EIP), all unvested RSUs shall immediately vest.

Relocation Allowance: If you move your principal residence to the Chicago area on or before September 1, 2018 (as anticipated), LKQ will reimburse to you -- up to a maximum of $25,000 -- the expenses incurred by you and associated with the shipment of your personal belongings to your new residence in the Chicago area. You will need to provide receipts for reimbursement of these expenses, in accordance with the Company’s reimbursement policies and requirements.

Severance Policy and Change of Control Agreement: As Chief Financial Officer, you will be covered by the LKQ Corporation Severance Policy for Key Executives (the terms of which are summarized in and a copy of which is attached as Exhibit 10.1 to the Form 8-K filed by LKQ with the SEC on July 28, 2014), and LKQ would enter into with you a Change of Control Agreement in substantially the form of agreement attached as Exhibit 10.7 to the Form 10-Q filed by LKQ with the SEC on May 1, 2015.

Employee Benefits (Health & Welfare): Upon completion of ninety days of employment you will become eligible to participate in the LKQ benefits program that includes medical, dental, disability, vision and life insurance. A program guide summarizing these benefits is enclosed for your review. You will be contacted by our employee benefits department on the enrollment process and the benefits available to you and your eligible dependents. If you need to elect COBRA coverage from your current employer until LKQ employee benefits are effective, this cost will be reimbursed to you.

Retirement Savings Plan: You will be eligible to enroll in our qualified 401(k) plan after six months of employment. Prior to reaching six months, you will receive a welcome packet from Wells Fargo with enrollment instructions. You will be 100% vested in employer contributions after four years of service. Due to IRS regulations on the contributions of highly-compensated employees, your contributions to our qualified 401(k) plan would be capped at 4.5% of your salary. However, LKQ offers an alternative retirement option through our nonqualified “Plus Plan,” which enables you to contribute up to 100% of your salary and 100% of your bonus, pretax. You will be eligible to participate in the nonqualified plan at the start of your employment with LKQ and will receive an “Enrollment Announcement” upon your arrival at LKQ.

PTO (Paid Time Off): You will be eligible for 18 days of PTO under our paid time off program.

Pre-Employment Requirements: It is important to inform you that this offer of employment is contingent upon your satisfying our pre-employment requirements, including but not limited to an acceptable background check for which you will need to complete a separate authorization.  Also, you must complete an I-9 Employment Eligibility Verification within three business days of your first day of work. Additionally, certain items in this offer letter (e.g., participation in the LTIP and equity grants) are subject to the approval of LKQ’s Compensation Committee.

Exhibit 10.1

Employment at Will: Your employment with LKQ is at-will, meaning that either party may terminate the relationship at any time with or without cause and with or without notice.  Your signature below indicates acceptance of this position and acknowledgment that this is an at-will employment relationship.

Representation by You: You represent that you are free to accept employment with LKQ without any contractual restrictions, express or implied, of any kind (including, without limitation, obligations to prior employers or investors, including any non-compete, non-solicitation or confidentiality obligations).

I look forward to your positive response to this offer. Upon acceptance of this offer, we will submit the proposal to LKQ’s Compensation Committee for approval and you will be contacted by Matt McKay, Senior Vice President, Human Resources, who will assist you through our pre-employment process. Should you have any questions on the pre-employment process or the terms of this offer, please contact Matt or me. Thank you.

Sincerely,

/s/ Dominick Zarcone
Dominick Zarcone

Cc: Matt McKay

Accepted and agreed to by:

/s/ Varun Laroyia
Varun Laroyia